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                                                                     Exhibit 4.2

             AMENDMENT TO THE AMENDED AND RESTATED ECONOPHONE, INC.
                          1996 FLEXIBLE INCENTIVE PLAN

         1. The first sentence of Section 1.2 of the Amended and Restated Econophone, Inc. 1996 Flexible Incentive Plan (the "Plan") is amended to read as follows:

         The purpose of the Plan is to encourage and enable key employees and consultants (subject to such requirements as may be prescribed by the Committee) of the Corporation and its subsidiaries to acquire a proprietary interest in the Corporation through the ownership of the Corporation's voting common stock ("Voting Stock") and non-voting common stock ("Non-voting Stock" and together with Voting Stock, "Common Stock"), and other rights with respect to the Common Stock.

         2. The first sentence of Section 2.2 of the Plan is amended to read as follows:

         The maximum aggregate number of shares Common Stock available for award under the Plan is 4,600,000, subject to adjustment pursuant to Article 12 hereof, of which 4,350,000 may be in the form of Voting Stock and 250,000 may be in the form of Non-voting Stock.

                  3. The first sentence of Section 3.2 of the Plan is amended to read as follows:

                  Subject to the express provisions of the Plan, the Committee at any time or prior to the designation of the Committee, the Board, shall have the power and authority (i) to grant Options and to determine the purchase price of the Common Stock covered by each Option, the term of each Option, the number of shares of Common Stock to be covered by each Option, the time or times at which each Option shall become exercisable and the duration of the exercise period applicable to each Option;
                  (ii) to designate Options as Incentive Stock Options or Non-qualified Stock Options and to determine which Options, if any, shall be accompanied by Tandem Stock Appreciation Rights;
                  (iii) to grant Tandem Stock Appreciation Rights and Nontandem Stock Appreciation Rights and to determine the terms and conditions of such rights; (iv) to grant or cause to be sold Restricted Shares and to determine the purchase price, if any, of such shares and the vesting period and other conditions and restrictions applicable to such shares; (v) to grant or cause to be sold Unrestricted Shares and to determine the purchase price, if any, of such shares; (vi) to determine the amount of, and to make, Tax Offset Payments; (vii) to determine the directors, the employees and the consultants to whom, and the time or times at which, Options, Stock Appreciation Rights, Restricted Shares, Unrestricted Shares and Tax Offset Payments shall be granted or made; (viii) to designate awards in the form of shares of Voting Stock or Non-voting Stock, provided, however, that, to the extent the form is not designated in the written agreement relating to such award, the award shall be in the form of Voting Stock; and (ix) to take all other actions contemplated to be


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                  taken by the Board or the Committee under the Plan, including, but not limited to, authorizing the amendment of any written agreement relating to any award made thereunder.

                  4. The first sentence of Section 9.4 of the Plan is amended to read as follows:

                  To the extent Restricted Shares are in the form of Voting Stock, holders of such Restricted Shares shall have the right to receive any cash dividends with respect to such shares and the right to vote such shares and holders of Restricted Shares in the form of Non-voting Stock shall not have any rights to receive cash dividends or to vote such shares.

                  5. The first sentence of Section 9.5 of the Plan is amended to read as follows:

                  Except as expressly provided in the written agreement relating to Restricted Shares or as otherwise expressly determined by the Board in its sole discretion, any Restricted Shares held by a director, employee or consultant pursuant to the Plan shall be forfeited or subject to repurchase by the Corporation at a price equal to the original price paid therefor, if any, by the director, employee or consultant upon the termination of his or her employment or consulting agreement with the Corporation or its subsidiaries, as the case may be, prior to the expiration or termination of the Restricted Period and the satisfaction of any other conditions applicable to such Restricted Shares.

                  6. Article 12 of the Plan is amended to read as follows:

                  In the event of any change in the Common Stock by reason of any stock dividend, stock split, recapitalization, merger, consolidations, combination or exchange of shares, separation, spin-off reorganization, liquidation or the like, the number and kind of shares represented by any awards and the purchase price per share thereof, if any, shall be appropriately adjusted consistent with such change in such manner as the Board may deem equitable to prevent dilution or enlargement of the rights granted under any awards.

                  7. A new Section 15.9 is added to the Plan to read as follows:

                  15.9 PUBLIC OFFERING. Effective as of the consummation of an initial public offering of the Common Stock, subject to the terms of the written agreement relating to Restricted Shares or as otherwise expressly determined by the Board in its sole discretion, any awards made or granted in the form of shares of Non-voting Stock shall be converted into awards for Voting Stock having the same terms and conditions as the award for Non-voting Stock and, to the extent awards for Non-voting Stocks have been exercised prior to the consummation of the initial public offering, the shares of Non-voting Stock shall be exchangeable for an equivalent number of shares of Voting Stock.


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